EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereafter referred to as “the Agreement”) is entered into by and between C&S Solar Holdings, LLC., with its principal office at 15 Racquet Road, Wall Township, NJ 07719 (hereafter referred to as the “Consultant”) and SavWatt USA, Inc., a Delaware Corporation, having offices at 152 Madison Ave., 23rd Floor, New York, NY 10016 (hereafter referred to as the “Company”)

WHEREAS, the Company desires to engage the services of Consultant which has expertise in the commercial  renewable energy business (“ Renewable Energy Projects”); and

WHEREAS, the Company and the Consultant desire to clearly define and clarify all terms and conditions of this consulting relationship through a written agreement; and

WHEREAS, the Company and the Consultant have been advised to consult and are free to consult with independent legal counsel of their own selection before entering into this agreement;

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants set forth herein, the Company and the Consultant agree as follows:

Section 1 – Consultant Services

A.           Consultant shall provide the Company with the following services: (a) advice, information, and expertise regarding  Renewable Energy Projects; (b) development, management and supervision of  the Company’s new Renewable Energy Department, including management and supervision of all Company employees engaged in Renewable Energy  Projects; (c) recommendations to the Company of those outside professionals, contractors and subcontractors to be hired, retained or employed by the Company to fulfill its contractual obligations to its customers to provide Renewable Energy  Projects; (d) those other services as may be requested by the Company’s CEO and/or Board consistent with (a) (b) and (c).

B.           Company covenants and agrees that all Renewable Energy  Projects contracted by the Company within New Jersey, New York and Connecticut will be brought into its Renewable Energy Division for Consultant to manage, supervise and prosecute.

C.           Consultant shall be responsible for developing and providing the Company, for its approval, with the project costs and budgets on all Renewable Energy  Projects managed from the Company’s Renewable Energy Department.   The Company shall be responsible for obtaining or otherwise providing in a timely manner all financing and credit lines required to prosecute and complete the Renewable  Energy Projects brought to the Renewable Energy Department.

D.           The Company covenants and agrees that its Renewable Energy Department shall be headquartered in the Edison-Metro Park area of Middlesex County, New Jersey, in a Class A office building, and shall comprise sufficient space to house its intended staff of at least 10 and its operations.  Consultant shall provide the Company with an annual budget for the operation of the office for its approval, which shall not be unreasonably withheld, delayed or conditioned.

E.           The Consultant shall devote all its time, attention and ability to the business of the Company as described herein and will and faithfully serve the Company and use its best efforts to promote the Company’s interests.

F.           Consultant will, to its best ability, duly and diligently perform all the duties assigned to it while in the service of the Company and will truly and faithfully account for and deliver to the Company all monies, securities and things of value belonging to the Company which it may from time to time receive for, from or on account of the Company.

Section 2 – Term of the Agreement

This Agreement shall remain in effect for a term of Three (3) years.  It shall commence as of April 1, 2012 (the Effective Date), and shall continue for a period of three (3) years (the “Term”).   This Agreement may be renewed or extended for any period as may be agreed by the parties.  Company may not and shall not terminate this Agreement at any time in the event that any person employed or affiliated with Consultant, including but not limited to Nick Karis or Christakis Paphites, dies, becomes incapacitated, becomes disabled in any manner, resigns due to health reasons, is terminated by Consultant, takes a leave of absence, assigns his or her rights under this Agreement, or is otherwise unable to perform his or her duties to Consultant.  In any of these events, this Agreement shall remain in full force and effect, and the parties shall continue hereunder as if the event had not occurred.

Section 3 - Compensation

A.           The Company agrees to compensate the Consultant as follows:

i.    Base Compensation in the sum of Nine Hundred Thousand Dollars and No Cents ($900,000.00) (“Base Compensation”), beginning on the Effective Date and payable Twenty Five Thousand Dollars and No Cents ($25,000.00) per month for each of the 36 months during the Term; plus,

ii.  A Commissioning Fee equal to Two Percent (2%) of the gross contract price for each contract executed during the Term in the Renewable Energy Department (“Commissioning Fee”), payable within 30 days after the commissioning of the Renewable Energy  Project, even if the commissioning occurs after the expiration of the Term; plus,

iii.  A Sales Commission equal to Three Percent (3%) of the contract price (plus or minus change orders) on all sales originated and consummated by the Consultant  or its representatives (“Tier 1 Sales Commission”), including Nick Karis.  Tier 1 Sales Commission payments shall be paid by paying Consultant 3% of each progress payments by or on behalf Company from the customer, including any third party financing or credits.  The Company shall pay the remainder of the Tier 1 Sales Commission in full to the Consultant no later than 30 days after the commissioning of the Renewable Energy  Project; plus,

iv.  A Sales Commission equal to One Percent (1%) of the contract price (plus or minus change orders) on all sales originated to the Renewable Energy Division by any person or entity other than Consultant or its representatives (“Tier 2 Sales Commission”).  The Company shall pay the Tier 2 Sales Commission in full no later than 30 days following the commissioning of the Renewable Energy  Project; plus,

v.   Shares of the common stock of the Company equal to One Percent (1%) of all authorized SavWatt USA, Inc. common shares for every Ten Million Dollars and No Cents ($10,000,000.00) in sales contracted in the Renewable Energy Division of the Company annually during the Term, up to an aggregate maximum of Ten Percent (10%) of all authorized SavWatt, Inc. common shares (“Share Grant”).  The Share Grant shall include a pro rata amount of shares in the event less than $10,000,000 in sales are produced during any 12 consecutive month period of the Term.  The shares in the Share Grant shall be non-assessable shares, restricted for no more than 6 months from the date of issue to the Company hereunder.  The shares in the Share Grant will be calculated as of December 31st of each calendar year of the Term (2012, 2013, 2014), and as of the last day of the Term for the period beginning January 1, 2015, and shall be issued in January of the next following year (and during the month next following the last month of the Term) based on the total applicable sales and total authorized shares as of the last day of the applicable period.

a.           In addition to the Share Grant, Company shall issue 400,000,000 SavWatt USA, Inc. common shares immediately to Consultant upon the assignment of the Blue Energy & Solar NJ and Waldwick Solar, LLC Contract.  This contract is for the purchase and installation of a solar photovoltaic energy system at certain real property and premises in Waldwick, Bergen County, New Jersey. These common shares shall be non-assessable and restricted.

B.           The Company covenants and agrees that its Renewable Energy Department shall be headquartered in the Edison-Menlo Park area of Middlesex County, New Jersey, in a Class A office building, and shall comprise sufficient space to house its intended staff of at least 10 persons and its operations.  Consultant shall provide the Company with an annual budget for the operation of the office for its approval, which shall not be unreasonably withheld, delayed or conditioned.

C.           In addition to the Compensation described in Section A above, the Company shall pay or reimburse Consultant for all travel expenses out of New Jersey, and its reasonable costs and expenses in its promotion, sales, and related activities, subject to Company’s existing policies and procedures.

D.           The Consultant shall be entitled to appoint One (1) Board Member to the Board of Directors of SavWatt USA, Inc. (the “Board”).  That Board Member shall be Nick Karis or Chris Paphites.  The Board Member shall receive One Thousand Dollars and No Cents ($1,000.00) per month for serving on the Board.  In addition, the Board Member appointed by the Consultant shall receive stock options as per top management of the Company.

E.           In the event the Consultant fails to book a minimum of Five Million Dollars and No Cents ($5,000,000) in booked Renewable Energy  Project revenue prior to December 31, 2012, the Company has the option to terminate this Agreement as of December 31, 2012, as if December 31, 2012 was the original end of the Term.  In the event the Company exercises this option, Consultant shall be paid through December 31, 2012 all compensation specified to be paid or provided in this Section 3 of this Agreement, including all Base Compensation, Commissioning Fees, Tier 1 and Tier 2 Sales Commissions, expenses, etc.  Booked revenue shall mean the recording of revenue by the Company on its books on an accrual accounting basis, not the actual receipt of funds.

Section 4 - Non-Disclosure

The Consultant acknowledges that during their service with the Company, confidential information of the Company will be disclosed to the Consultant and that any unauthorized disclosure of such information to third parties or use other than for the Company’s purposes could cause extensive harm to the Company. Confidential information of the Company includes any and all trade secrets, confidential, private or secret information of the Company including without limitation (i) business and financial information of the Company, (ii) business methods and practices of the Company, (iii) marketing strategies of the Company, and (iv) such information as the Company may from time to time designate as being confidential to the Company.  Confidential information will not include information that is known to Consultant or any of its employees or representatives prior to its engagement about the solar energy or renewable energy business (including but not limited to the identity of manufacturers, vendors, suppliers, contractors) or is in the public domain, or information that falls into the public domain, unless such information falls into the public domain by disclosure or other acts by the Consultant, or through the Consultant’s fault.

Section 5 - Non-Competition.

The Consultant agrees that it will not, without the prior written consent of the Company, at any time during its service with the Company and for a period of one (1) year following the end of the Term of this Agreement either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or in any other manner whatsoever carry on be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any person engaged in or concerned with that aspect of business in which the Consultant is engaged within the installation and sales of Solar PV panels and any other energy solutions which the Company will develop.  Consultant agrees that the restrictions set out above are reasonable and valid.  The Company acknowledges and agrees that this provision shall not apply if the Term of this Agreement does not run the entire 36 months, and if Consultant is not compensated in full as set forth herein.

Section 6 - Non-Solicitation of Clients

Consultant agrees that they will not, without the prior written consent of the Company, at any time during their services with the Company or for a period of one (1) year from the end of the Term of this Agreement either individually or through any company controlled by the Consultant and either on the Consultant’s own behalf or on behalf of any person competing or endeavoring to compete with the Company, directly or indirectly solicit, endeavor to solicit or gain the custom of, canvass or interfere with any person who is an Active Client of the Company as at the end of the Term or use its personal knowledge of or influence over any such client and vendor to or for its own benefit or that of any other person competing with the Company. The term Active Client as used herein means a client for whom the Company has either (a) contracted to provide a Solar Project or (b) is actively negotiating a specific agreement to provide a Solar Project and those discussions have continued and are continuing without any material break in them.  The term Active Client does not mean a prospect with whom there have been discussions, presentations, or ongoing sales contacts, which have not matured into substantive on-going negotiations towards a reasonably likely sale in the next several months.  The Company acknowledges and agrees that this provision shall not apply if the Term of this Agreement does not run the entire 36 months, and if Consultant is not compensated in full as set forth herein.

Section 7 - Non-Solicitation of Employees

Consultant agrees that they will not, without the prior written consent of the Company, at any time during their service with the Company or for a period of 2 years from the end of the Term either individually or through any company controlled by the Consultant either on the behalf of the Consultant or on behalf of any other person competing or endeavoring to compete with the Company, directly or indirectly solicit for employment, or endeavor to employ or to retain as an independent contractor or agent, any person who is an employee of the Company as of the date of termination of the consultant’s services or was an employee of the Company at any time during 2 years prior to the termination of  the Consultant’s services.  Consultant further agrees that, should they be approached by a person who is or has been an employee of the Company during the period described above, the Consultant will not offer to nor employ or retain as an independent contractor or agent any such person for a period of 2 years following the termination of the Consultant’s services. The Company acknowledges and agrees that this provision shall not apply if the Term of this Agreement does not run the entire 36 months, and if Consultant is not compensated in full as set forth herein.

Section 8 - Ownership of Intellectual Property

If during the Consultant services with the Company, the Consultant at any time, whether during the course of their normal duties or other duties specifically assigned to you (whether or not during normal working hours), either alone or in conjunction with any other person create or develop any intellectual property (including any work in which copyright subsists or may subsist) the Consultant shall immediately disclose same to the Company. The Consultant also agrees that all such intellectual property and the copyright and other intellectual property rights therein will be owned by the Company.  Insofar as any intellectual property rights therein for the full term in which such rights exist or are capable of existing throughout the world. The Consultant hereby waives unconditionally and irrevocably all of their moral rights and rights of a similar nature (including those rights arising under the copyright law) in respect of any work (including works which may come into existence after the date hereof) in which copyright may subsist, created by the Consultant during their services in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. This waiver extends to any and all acts of the Company and their successors, assigns and licensees and acts of third persons done with the authority of the Company and their successors and assigns.

Section 9 - General Provisions

A.           Notices:  All communications, reports, payments and notices to a party shall be made by the other party depositing such communications, reports, payments and notices in the United States Postal Service in an envelope with First Class Postage prepaid and addressed to the appropriate party at the address shown at the beginning of this agreement or such other address as may be designated in writing by the party.  A second copy of the notice shall also be sent in the same manner set forth above, and to the same parties, except that the second notice shall be sent via United States Postal Service, certified mail, return receipt requested.

B.           Controlling Law and Attorney Fees: This Agreement shall be interpreted in accordance with the Laws of the State of New York, and shall be exclusively enforced in any court of competent jurisdiction in the State of New Jersey or State of New York.  Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the party or parties against whom enforcement was sought.

C.           Indemnification:  Consultant hereby indemnifies and holds the Company harmless from and against all third party claims, demands, suits, causes of action, liability, costs and expenses (including reasonable legal fees) brought as a result of Consultant’s actions in the construction of Renewable Energy Projects pursuant to this Agreement.  Company hereby indemnifies and holds the Cosultant harmless from and against all third party claims, demands, suits, causes of action, liability, costs and expenses (including reasonable legal fees) brought as a result of Company’s actions in the construction of Renewable Energy Projects pursuant to this Agreement.

D.           Entire Agreement: It is the mutual desire and intent of the parties to provide certainty to his future rights and remedies against each other by defining fully and completely the extent of his mutual undertakings as provided herein.  The parties have incorporated all representations, warranties, covenants, commitments and understandings on which they have relied on in entering into this agreement, and, except as provided for herein, the parties make no covenant or other commitment to the other concerning its future action.  Accordingly, this Agreement: (a) constitutes the entire agreement and understanding between the parties, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this agreement, and (b) supersedes all previous understandings, agreements and representations between the parties, written or oral, and, (c) any changes or amendments to this agreement must be in writing and signed by all parties or their legal representative. This Agreement has been created by the mutual efforts of the parties and any ambiguity shall not be construed against either party as purported author.

E.           Severability: In the event that any provision of this Agreement is held invalid or unenforceable for any reason by a Court of competent jurisdiction, such provision or part thereof shall be considered separate from the remaining provisions of this agreement which shall remain in full force and effect.

F.           Successors, Assign, etc. : This Agreement is binding upon the parties and their heirs, personal representatives, successors and assigns, as the case may be.  It may not be assigned by the Company.

G.           Authority:  Company and Consultant have all necessary power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance by the Company and Consultant of this Agreement have been duly authorized by all necessary action on its part; and, this Agreement has been duly and validly executed and delivered by the Company and Consultant and constitutes the legal, valid and binding obligation of the Company and Consultant.

H.           Counterparts:  This Agreement may be executed in counterparts, which when taken together shall nonetheless be one and the same agreement.

[signatures on next page]

In Witness thereof, the parties set their signatures below, intending to be legally bound:

SAVWATT USA, INC.

By:
ISSAC H. SUTTON, CEO
Date: April 25, 2012

C&S SOLAR HOLDINGS, LLC

By:
CHRIS PAPHITES, MEMBER
Date: April 25, 2012

STATE OF ______________, COUNTY OF ______________     SS.:

BE IT REMEMBERED, that on this 25th day of April 2012 before me, the subscriber, personally appeared ISSAC H. SUTTON, as the CEO of SavWatt USA, Inc. (the “Company) and executed the foregoing instrument on behalf of the Company for the purposes therein contained.

STATE OF ______________, COUNTY OF ______________     SS.:

BE IT REMEMBERED, that on this 25th day of April 2012 before me, the subscriber, personally appeared CHRIS PAPHITES, as a MEMBER of C&S Holdings, LLC (the “Consultant”) and executed the foregoing instrument on behalf of the Consultant for the purposes therein contained.